Exhibit 10.1

July 21, 2003

Charles K. Crovitz

Dear Chuck:

This letter confirms and constitutes the entire agreement between you and The Gap, Inc. and all of its subsidiaries and affiliates (hereafter collectively referred to as the “Company”) concerning the termination of your employment with the Company (the “Agreement”).

1.    TERMINATION OF EMPLOYMENT:

a.    Resignation:    You hereby resign your employment with the Company, including as an officer and/or director of the Company and its direct and indirect subsidiaries, effective July 25, 2003 (the “Termination Date”). On or before the Termination Date, you will be paid all your accrued and unpaid salary and accrued and unused paid time off.

b.    Benefits:    Your current benefit plan coverages will end on July 31, 2003, including health, dental, disability and life insurance coverage. Under federal COBRA laws, you may receive medical and dental benefits (at your own expense) for up to 18 months after the Termination Date. Your participation in ESPP, GapShare and Executive Deferred Compensation will end on the Termination Date. Any cash balance you have in ESPP will be refunded to you without interest approximately four to six weeks after the end of the month of the Termination Date. A GapShare distribution form will be sent to you within 30 days of the Termination Date. Four to six weeks after the Termination Date, you will begin to receive distributions in the Executive Deferred Compensation Plan per your election.

c.    Stock:    All unvested stock options will be canceled on the Termination Date. All outstanding vested options must be exercised within three months after the Termination Date.

d.    Company Property:    On or before the Termination Date, you agree to return to Gap Inc. all company property, including all keys, building passes, equipment, documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any of the Company’s Confidential Information, as defined in section 3a.

e.    Expenses:    You must reconcile all outstanding expenses by the Termination Date.

Charles K. Crovitz

July 21, 2003

2.    THE COMPANY’S PROMISES TO YOU:

In consideration for the promises made by you in this Agreement, the Company agrees to the following:

a.    Income Continuation:    The Company will continue to make bi-weekly payments to you based on your current base salary ($550,000.00) and will subsidize your COBRA medical premium (collectively “Income Continuation”), for up to one year (“Income Continuation Period”), subject to the following conditions: (1) prior to receiving any Income Continuation you must execute this Agreement; (2) during the Income Continuation Period, you agree to abide by all terms of this Agreement; (3) if you accept new employment or establish any other professional relationship (e.g. a consulting relationship) for which you are compensated during the Income Continuation period or if you breach any of your obligations to the Company, Income Continuation payments will cease effective on your acceptance or breach as described herein; and (4) you agree to inform the Company within five days of your acceptance of new employment or other compensated relationship. However, if you wish to enter into new employment or accept other compensation, and the compensation (including salary, bonus, and fees) you will receive is less than what you would otherwise receive as Income Continuation, the Company, based on your request in advance, may consider and at its sole option elect to continue to pay to you the difference between what you would otherwise receive in Income Continuation payments and the new compensation amount for the remainder of the Income Continuation Period.

b.    Bonus:    You will be eligible to receive the Executive MICAP bonus for the first six months of the current fiscal year (ending August 2, 2003). The occurrence of, amount and time for payment of such bonus, if any, will be consistent with the terms and conditions of MICAP and determined on the basis of the Company’s financial results. Payment for the bonus will be in September 2003.

c.    Financial Planning Assistance:    The Company will reimburse you for 50% of the expense for your financial counseling currently provided by the AYCO Company through July 31, 2004, provided you have made payment in full directly to AYCO.

d.    Tax Withholding:    You acknowledge and agree that all payments made pursuant to this Agreement shall be subject to withholding of all applicable taxes.

3.    YOUR PROMISES TO THE COMPANY:

In consideration for the benefits described in section 2 above, you agree to the following:

a.    Confidentiality and Trade Secrets:    You agree and acknowledge that because of your position and employment with the Company, you have acquired non-public information related to the Company and its operations (“Confidential Information”). You acknowledge that Confidential Information constitutes valuable, special and unique assets of the Company, access and knowledge of which were and are essential to the performance of your duties during your employment. Except as required to perform such duties, and except as required by law or process of law (in which case you will provide at least ten business days advance written notice

Charles K. Crovitz

July 21, 2003

and reasonable opportunity for the Company to object to any such disclosure), you agree not to directly or indirectly (1) make use in any way of any Confidential Information or (2) divulge, distribute or otherwise convey any Confidential Information to any person or entity in any form. You also acknowledge and agree that this obligation will survive and continue beyond the Termination Date.

Confidential Information includes trade secrets and other confidential or proprietary business, financial, technical, strategic, marketing, legal, personnel or other information, whether or not your work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to strategic plans, specifications, records, data, computer programs, drawings, diagrams, models, vendor or customer names or lists, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily or properly available to the public shall be considered to be a trade secret and confidential and proprietary.

b.    Release:    You hereby release and discharge the Company, its current and former officers, directors, employees, representatives, attorneys, subsidiaries, insurers, predecessors, affiliates, successors, and agents from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which you ever had, or now have, including but not limited to all claims arising out of or in connection with your employment or termination of employment, work or services for the Company. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code. This release does not extend to any claim for indemnification against liability for acts or omissions committed in the course and scope of your employment with the Company to which you otherwise may be entitled pursuant to Delaware General Corporation Law, the Company’s certificate of incorporation, the Company’s bylaws, or the Company’s directors’ and officers’ liability insurance coverage.

You also understand that Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor;”

and in signing this Agreement, you hereby waive and relinquish all rights you may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law.

Charles K. Crovitz

July 21, 2003

c.    Non-Solicit:    Until July 25, 2004, you will not directly or indirectly solicit or otherwise induce employees of the Company to become employed by you or any business with which you are affiliated; nor will you directly or indirectly solicit or induce employees of the Company to leave the Company.

d.    Good Will and Nondisparagement:    You agree to act in a manner that protects the positive image of the Company and its employees, not to speak badly of the Company or any of its employees, and not to act in any manner that is harmful to the Company’s business interests.

e.    Consulting Services and Cooperation:    You agree to provide consulting services and to be reasonably available to the Company as requested to respond to requests for information for an average of 20 hours per month during the Income Continuation Period.

f.    Execution of Documents:    Immediately upon request by the Company’s General Counsel, you will execute all documents required by the Company reasonably related to your employment, transition or termination of employment by or affiliation with the Company, its affiliates, and direct and indirect subsidiaries, including all directorships.

g.    Abide by Company Policies:    You agree to abide by and comply with all applicable Gap Inc. policies, including, but not limited to, those contained in the Code of Business Conduct.

4.    MISCELLANEOUS

The intent of this Agreement is to mutually, amicably and finally resolve and compromise all issues and claims related to your employment and termination. The execution of this Agreement shall not in any way be considered an admission of liability on the part of the Company.

If there is any dispute over the terms, enforcement or obligations under this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and/or costs incurred to enforce this Agreement.

This Agreement constitutes our entire agreement regarding your termination and supersedes any previous agreements or understandings, if any, between us. This is a legally binding Agreement. You are advised to consult with an attorney prior to signing the Agreement. You have 21 days to consider this Agreement (after which it will be withdrawn), but you may sign it sooner. If after carefully reviewing this Agreement, it correctly sets forth our agreement, please acknowledge this by signing both original Agreements where indicated below. One Agreement is for your files. Please return the other to me. After signing this Agreement you may revoke it within seven days. In order to do so, you must notify me in writing within seven days after the date you sign this Agreement that you intend to revoke it or you will be forever bound by the terms of this Agreement. This Agreement will not be effective until the seven-day period has elapsed.

Charles K. Crovitz

July 21, 2003

If you have any questions, please contact me.

Sincerely,	Agreed

/S/ KATIE ROSSON	/S/ CHARLES K. CROVITZ

Katie Rosson Senior Vice President Human Resources	Charles K. Crovitz

July 21, 2003

Date